SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

DNAPRINT GENOMICS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐
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DNAPRINT GENOMICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 23, 2005

Dear Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders on Thursday, June 23, 2005 at the offices of DNAPrint Genomics, Inc., 900 Cocoanut Avenue, Sarasota, FL 34236 at 10:00 AM Eastern Daylight Time. At the meeting we will:

•	Elect directors for the upcoming year.

•	Ratify the selection of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2005.

•	Consider amending the Company’s Articles of Incorporation to effect a combination of the outstanding shares of common stock.

•	Transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

Stockholders of record at the close of business on May 2, 2005 are entitled to vote at the Annual Meeting. If you are not planning to attend the meeting, it is still important that your shares be represented. Please complete, sign, date, and return to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

TONY FRUDAKIS
Secretary

DNAPRINT GENOMICS, INC.
PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 23, 2005

This Proxy Statement is furnished to the stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the DNAPrint Genomics, Inc. (the “Company”) 2005 Annual Meeting of Stockholders to be held at the offices of DNAPrint Genomics, Inc., 900 Cocoanut Avenue, Sarasota, FL 34236 on Thursday, June 23, 2005 at 10:00 AM Eastern Standard Time and any adjournment thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the form of Proxy will first be sent to Stockholders on or about May 9, 2005.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on May 2, 2005. As of that date there were 1,147,344,555 shares of Common Stock ("Common Stock") of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. In addition to the Company’s outstanding Common Stock, the Company has also authorized the issuance of preferred stock. As of the record date, there were 40,000 shares of Series A Preferred Stock outstanding, and these shares of stock were convertible into approximately 59,523,810 shares of Common Stock. The shares of Series A Preferred Stock are entitled to vote with the Common Stock as a single voting group. A holder of one share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share can be converted. Therefore, for the purposes of voting at the Annual Meeting, there will be a total of approximately 1,206,868,365  votes eligible to be cast.

If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted as specified in the Proxy. Where no choice is specified, the Proxy will be voted in favor of the proposals described herein. Stockholders who execute Proxies may revoke them by notifying the Secretary at any time prior to the voting of the Proxies.

The complete mailing address of the Company is 900 Cocoanut Avenue, Sarasota, Florida 34236.

EXPENSE AND MANNER OF SOLICITATION

The Company will bear the cost of this solicitation, including amounts paid to banks, brokers and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the 2005 Annual Meeting to beneficial owners of the Company’s Common Stock. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses. We will solicit proxies by mail. The proxy material will be forwarded to the stockholders of record and certain other beneficial owners of the Company’s Common Stock.

ELECTION OF BOARD OF DIRECTORS

A board of three (3) directors will be elected by a plurality of the votes cast by stockholders represented and entitled to vote at the Annual Meeting. Directors are elected at the Annual Meeting to hold office until the next Annual Meeting, and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: Tony Frudakis, Richard Gabriel and Hector Gomez. Unless you withhold authority to vote for directors in your proxy, your shares will be voted for: Tony Frudakis, Richard Gabriel and Hector Gomez. All nominees have agreed to serve if elected, and each of them has consented to being named in this Proxy Statement. All of the nominees for directorship are now directors of the Company. If a nominee is unable or unwilling to serve at the time of the election, the people named as proxies have the right to vote according to their judgment for another person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. FRUDAKIS, GABRIEL, AND GOMEZ.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS

All Directors are elected annually by a plurality of the shares represented and hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Executive Officers serve at the discretion of the Board of Directors.

The following table provides information regarding each nominee for election to the Board of Directors and about each of the Company’s Directors and executive officers holding office since January 1, 2004.

NAME	AGE	POSITION
Richard Gabriel*	56	Chief Executive Officer, Director
Tony Frudakis	37	Chief Scientific Officer, Secretary, Director
Hector Gomez	65	Chairman of the Board of Directors, Chief Medical Officer
Monica Tamborini*	48	Chief Financial Officer, Chief Operating Officer

* Mr. Gabriel and Ms. Tamborini are married.

Dr. Frudakis has served on our board and has been an officer since our inception. Dr. Gomez has served as a Director since 2002 and as an officer since May 2003. Mr. Gabriel has served as a Director since 2002 and as an officer since March 2003. Ms. Tamborini has been an officer since May 2003.

Richard Gabriel
Mr. Gabriel joined us in November 2002 as a Director. As Chief Executive Officer, he, along with our other Board members, formulates and communicates strategic direction. He continues to work for us in that capacity and in addition, in March 2003, he agreed to join us as President. In his role as President, Mr. Gabriel is responsible for and oversees all aspects of our business.

Prior to joining us, Mr. Gabriel consulted for several start-up companies while working as a partner at GenBiomics, LLC and as head of Life Sciences Practice at Semaphore, Inc. From 1998 until 2001, Mr. Gabriel served as Chief Executive Officer and President of Calix Corporation, parent company to Pharm-Eco Laboratories, Inc. He was one of five core team members that set the overall strategic direction for Pharm-Eco Laboratories, Inc. and helped guide Pharm-Eco’s high performance, self-directed organization. He obtained his MBA from Suffolk University’s Executive MBA Program, Boston, Massachusetts in 1985 and his B.S. in Chemistry from Ohio Dominican College, Columbus, Ohio in 1978.

Tony Frudakis, Ph.D.

Dr. Frudakis, our founder, has served as a Director and officer since the Company’s inception. He has served in many capacities, including CEO/President. Dr. Frudakis now serves as Chief Scientific Officer and is responsible for executing research and development goals and objectives, under the direction of the Board of Directors. As a member of the Board, Dr. Frudakis also participates in strategic planning, concentrating on his field of expertise, biologic and genomics science and innovation.

Prior to starting DNAPrint genomics, Inc., Dr. Frudakis founded GAFF biologic, the predecessor in interest to our Florida subsidiary, in 1998. He served as its President and Chief Executive Officer. Early in his career, Dr. Frudakis was a research scientist for Corixa Corporation. While at Corixa he developed several new techniques for RNA fingerprinting, managed and executed high-throughput gene discovery programs for various cancers and was instrumental in the Company's early success in attracting research and development partners. In all, his work has resulted in a patent portfolio for over 350 unique genes and 2 products.

Hector Gomez, M.D, Ph.D.
Dr. Gomez has served on our Board of Directors since March 2002. As Chairman of the Board, Dr. Gomez leads the members in their governing obligations. In addition, in May 2003, Dr. Gomez agreed to join us as Chief Medical Officer. In this capacity, he is responsible for overseeing and managing our efforts to commercialize our pharmacogenomic products.

Dr. Gomez was formerly a partner in GenBiomics, LLC, a consulting firm. From 2001 to 2002, he was Chief Executive Officer of Zengen, Inc., a biotechnology company. From 2000 to 2001, he was Chief Executive Officer of Nutri Logics, Inc., a consumer products company. Prior to joining Nutri Logics, from 1994 to 1999, he was Chief Executive Officer of Transcend Therapeutics, a biotechnology company. Concurrent with these positions, since 1999, Dr. Gomez has served as a Clinical Associate Professor of Pharmacology and Medicine at the University of South Florida, College of Medicine (voluntary faculty). His research career to date has focused on the clinical pharmacology of Hypertension, Hypokalemia, Hyperglycemia, Hyperuricemia and Hypercholesteremia drugs.

Monica Tamborini
In May 2003, Ms. Tamborini joined us as Chief Financial Officer and Chief Operating Officer. As CFO, Ms. Tamborini oversees and manages all accounting functions, including financial reporting, as well as helping to obtain outside capital to fund our operations. As COO, she is responsible for seeing that operations run efficiently and effectively and that we have the necessary personnel and infrastructure required to execute the Board’s strategic plan of operations.

Prior to joining us, Ms. Tamborini had served in controller and CFO positions since 1988. From 1992 to 2001, she was CFO for Calix Corp and its subsidiary Pharm-eco Laboratories. Ms. Tamborini was also one of the five core team members for Pharm-eco Laboratories that set the overall strategic direction of the company. Her main focus was operations and finance. From 2001 through 2003, Ms. Tamborini was not employed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following table sets forth the names, number of late reports, number of late reported transactions and known failures to file a required report with respect to required filings under Section 16(a) of the Exchange Act by the Company’s officers, directors and stockholders.

Name	Late Reports	Transactions	Known Failure

Hector Gomez	2	3	0

COMPENSATION OF DIRECTORS

On February 22, 2002, we entered into an agreement with Dr. Gomez when he joined our Board of Directors. In consideration of Dr. Gomez’ agreement to serve on the Board of Directors, we granted him options to purchase 2,600,000 shares of our stock at an exercise price of $0.03 per share. The options vest ratably over a period of four years from the date of the contract. As of December 31, 2004, approximately 1,841,667 options to purchase shares had vested, and no vested options had been exercised. In addition, we agreed to pay him a cash director’s fee of $20,000 per year.

Fiscal Year End Option Values

(a)	(d)	(e)

Name	Number of Securities Underlying Unexercised Options at Fiscal Year	Value of Unexercised In-the-Money Options at Fiscal Year
	End	End

Exercisable/Unexercisable

Hector Gomez	2,600,000	$ 0*

1,841,667 / 758,333

There were no options exercised during fiscal year 2004.

* Since the exercise price of $0.03 exceeds the closing price of $0.011 on December 31, 2004 there is no value associated with these options as of December 31, 2004.

BOARD AND COMMITTEE MEETINGS

During 2004, all Directors were in attendance at all meetings of the Board of Directors. The Board of Directors held two meetings during 2004. Currently, there are no standing committees of the Board.

BOARD NOMINATING PROCESS

Our Board of Directors does not have a standing nominating committee responsible for identifying, reviewing and recommending nominees to serve as members of the Board. Instead, the entire Board of Directors fulfills this function, and each member of the Board participates in the consideration of director nominees. Given the small size of the Company and its Board, and the Company’s limited resources, the Board does not believe that creating a separate nominating committee would result in any greater efficiency in the nominating process or quality of nominees. Accordingly, the Board of Directors has concluded that the Company and its stockholders would be best served by having the entire Board of Directors act in place of a nominating committee. Because all of the Directors hold positions as executive officers, our Directors are not “independent” with respect to the Company.

Our Board has not adopted minimum qualifications for director candidates. Instead, in evaluating potential director candidates, the Board takes into account a wide variety of factors, including each candidate’s suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. We do not have any arrangements with third parties to identify potential director candidates. For the same reason, the Board does not have a policy with regard to the consideration of director candidates recommended by security holders. Although the Board of Directors does not have such a policy, the Board would consider any such recommendation as it would any other recommended nominee.
EXECUTIVE COMPENSATION

The compensation and awards that have been earned by our executives are listed below.

SUMMARY COMPENSATION TABLE

Name and Principal Capacity	Year	Salary		Restricted Stock Awards (1)		All Other Compensation (2)

Richard Gabriel (3)	2002	$—		$—		$—
Director, Chief Executive	2003	—		870,000	(4)	444,808
Officer , President	2004	148,615	(5)	—		(56,646)

Hector Gomez, M.D., Ph.D. (6)	2002	$—		$—		$20,000
Director, Chairman of the	2003	—		725,000	(7)	277,988
Board, Chief Medical Officer	2004	74,678	(5)	—		28,664

Tony Frudakis, Ph.D. (8)	2002	$130,000		$—		$—
Chief Scientific Officer,	2003	130,000		870,000	(9)	307,888
Director, Secretary	2004	183,010	(5)	—		(8,488)

Monica Tamborini (10)	2003	$—		$580,000	(11)	$257,372
Chief Financial Officer,	2004	130,132		—		9,280
Chief Operations Officer

1 The dollar value of the restricted stock is calculated by multiplying the closing market price of our unrestricted stock on the date of grant, May 16, 2003, by the number of shares awarded as required in instructions to Item 402(b)(2)(iii)(C). For book purposes, the value is calculated by applying a 15% discount on the closing price.

2 Because the grantees cannot sell their stock for cash to cover the tax liability that will be due, we agreed to cover the tax liability associated with the stock grant in cash by the date that the tax will be due by the grantee. The table reflects amounts that were earned in 2003 and 2004, but paid in 2004 and 2005, respectively. The 2004 amounts also reflect an adjustment to this tax liability for these executives. Dr. Gomez’s 2002, 2003 and 2004 amounts include $20,000 of additional compensation.

3 Mr. Gabriel joined our Board of Directors during 2002 and became our Chief Executive Officer and President in 2003.

4 Calculated on 30,000,000 shares at a price of .029, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

5 The executives deferred part of their 2004 salary. The deferred salary amounts included in the 2004 amounts above were $54,170 for Mr.Gabriel, $29, 231 for Dr. Gomez, $48, 346  for   Dr. Frudakis and $50,763 for Ms. Tamborini.

6 Dr. Gomez joined our Board of Directors during 2002 and became our Chief Medical Officer in 2003.

7 Calculated on 25,000,000 shares at a price of .029, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

8 Dr. Frudakis has been with us since inception and has held many titles and positions during that time including CEO, President and CFO. Dr. Frudakis is currently our CSO.

9 Calculated on 30,000,000 shares at a price of .029, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

10 Ms. Tamborini joined us in 2003.

11 Calculated on 20,000,000 shares at a price of .029, the close price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until August 2003, we leased our principal office from Pacific Atlantic Corporation, a corporation controlled by George Frudakis, Tony Frudakis’ father. On October 15, 2001, we signed a lease for this space. The lease ran for 10 years at $5,333 per month plus increases annually based on increases in the Consumer Price Index. In June of 2003, we renegotiated the lease. The new two year operating lease expires on May 31, 2005 with an option to extend the lease an additional five years at a monthly rent of approximately $5,400. The building was sold to JSD Sarasota, LLC on August 26, 2003. On June 25, 2004, the building was sold to Cocoanut Avenue Partners, LLC. We executed a lease amendment with the new owner, whereby our lease terminates on June 1, 2006, with a three month grace period in the event we have been unable to secure new premises by June 1, 2006. In return, the new owner has agreed to reimburse our moving and relocation expenses up to $65,000.

In connection with the renegotiation of the lease, we agreed to pay Mr. Frudakis an amount equal to 6 months rent, payable in our common stock. On July 28, 2004, we issued 1,522,364 shares of our common stock in exchange for a charge valued at $41,900 for renegotiating our building lease. These shares were issued to Mr. Frudakis, an accredited and sophisticated investor. We believe the transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

In February 2002, we entered into a funding agreement with 4 shareholders, including Dr. Tony Frudakis, our Chief Scientific Officer, and one of our Directors, and George Frudakis, Dr. Frudakis' father. These shareholders initially agreed to loan us $2,000,000 between March 2002 and December 2002. These notes were to be repaid with all accrued interest at 8%, on January 31, 2003. In June 2002, we elected to satisfy $509,160 of these notes through the issuance of 14,547,355 shares of our common stock.

During October 2002 the terms of the loan agreement were modified, effectively terminating the participation of two of the shareholders. Pursuant to the amended agreement, the remaining two shareholders (Dr. Frudakis and Mr. Frudakis) agreed to loan us $1,000,000 between December 2002 and December 2003. These loans were scheduled to mature, with all accrued interest at 8%, on December 31, 2003. In the event of our default, the lenders' only remedy is to require us to issue shares of our stock as consideration for satisfaction of the debt. The number of shares to be issued for satisfaction of the debt will be based on a price of $.035 per share if the weighted average price of our stock is $.05 per share or above; alternatively if the weighted average price of our shares is less than $.05, the number of shares due will be calculated using a 40% discount to the market price. Notwithstanding this, in no event will any shares issued under this arrangement be based on a price of less than $.01 per share.

During 2004, the Company paid $75,000 to George Frudakis to pay the principal of approximately $45,000, accrued interest of approximately $4,000 and approximately $26,000 was recorded as other expense, to satisfy in full any other claims related to Mr. Frudakis’ note and the funding agreement.

Also, during 2004, the note balance to Dr. Frudakis was reduced by virtue of a $38,068 payment made to a third party. During late 2004, we agreed to extend the funding agreement with Dr. Frudakis under the same terms until December 31, 2005 with an additional provision that if we default under the note, then Dr. Frudakis’ only remedy is to accept Company stock as payment for the note. As of December 31, 2004, our notes payable to Dr. Frudakis have a balance of $215,034.

We agreed to pay one of our directors, Hector Gomez, $20,000 annually for his role as Chairman of our Board of Directors. In addition, he has an option to purchase 2,600,000 shares of our common stock at an exercise price of $0.03. The options vest monthly over four years.

On April 1, 2003, we terminated a consulting agreement with GenBiomics, LLC, a company in which Mr. Gabriel and Dr. Gomez were members. The original consulting agreement was signed on May 17, 2002. Since that time, Mr. Gabriel and Dr. Gomez agreed to become officers and directors of the Company. As a result, the prior consulting agreement was terminated. During 2003 and 2002, we recorded consulting expenses related to this agreement of $10,000 and $41,250, respectively.

On December 28, 2004, we entered into a loan agreement with Biofrontera AG, a German corporation whereby we loaned 140,000 euros to Biofrontera. This converted to 193,426 US dollars at year end. At December 31, 2004 we recorded the loan of $193,426 and accrued interest of $257 for a total receivable of $193,683. This note has a 12 % annual interest rate. The Interest and principal payments are due by December 31, 2005. During 2004, we had an investment agreement with Biofrontera to acquire a portion of their company. During February 2005, this investment agreement was terminated. The loan to Biofrontera, however, remains outstanding and the terms of the loan agreement remain in effect.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

We dismissed our accounting firm Kingery, Crouse, and Hohl on September 19, 2003 and engaged Pender, Newkirk and Company. Our Board of Directors approved the change. Kingery, Crouse, and Hohl’s reports on our consolidated financial statements for each of the years ended December 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope for accounting principles, except that the report of Kingery, Crouse and Hohl on our financial statements for the fiscal year ended December 31, 2002 contains an expression of substantial doubt regarding our ability to continue as a going concern.

There were no disagreements with our former accountants and we filed a Current Report on Form 8-K with the SEC noting the change on September 19, 2003.

AUDIT AND RELATED FEES

Audit Fees

During 2003, we were billed by Kingery, Crouse and Hohl, approximately $17,000 for audit and review fees associated with our 10-QSB and 10-KSB filings. In addition during 2003, we were billed by Pender, Newkirk and Company, our new accountants, approximately $49,000 for audit and review fees. During 2004, we were billed by Kingery, Crouse and Hohl, approximately $1,000 and Pender, Newkirk and Company billed $59,000 for audit and review fees associated with our 10 QSBs and 10-KSB.

Audit related fees

None

Tax Fees

During 2003, we were billed approximately $1,400 by our accountants Pender, Newkirk and Company for the tax services that they supplied us. These services did not include the preparation and filing of our Forms 1120 but for researching other tax issues as requested by us. During 2004, we were billed approximately $3,945 by our accountants, Pender, Newkirk and Company for preparing 2002 and 2003 tax returns.

All Other Fees

None.

The Board of Directors has determined that the provision of services rendered above does not impair Pender, Newkirk and Company’s independence.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected Pender, Newkirk and Company to serve as the Company's independent accountants for the fiscal year ending December 31, 2005, subject to ratification at the Annual Meeting. The number of votes for ratification must exceed the number of votes against ratification, assuming a quorum is present, to ratify the selection of Pender, Newkirk and Company. Therefore, abstentions and broker non-votes (which may occur where shares are held in a brokerage or bank account, if a beneficial owner of stock fails to provide the broker or the bank voting instructions as to such shares) will not count as votes against a ratification of the selection of Pender, Newkirk and Company.

A representative of Pender, Newkirk and Company is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF PENDER, NEWKIRK AND COMPANY AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A COMBINATION OF THE OUTSTANDING SHARES OF COMMON STOCK

On April 18, 2005, the Board of Directors approved, and recommended that the stockholders approve an amendment to the Articles of Incorporation to effect a combination of its common stock (sometimes referred to as a “reverse split”), on the terms described herein. The number of votes for approval must exceed the number of votes against approval, assuming a quorum is present, to approve the combination. Therefore, abstentions and broker non-votes (which may occur where shares are held in a brokerage or bank account, if a beneficial owner of stock fails to provide the broker or the bank voting instructions as to such shares) will not count as votes against the combination.

The Board of Directors has declared the amendment to the Articles of Incorporation to be generally advisable and has recommended that the amendment be presented to the Company’s stockholders for approval. In order for the Board of Directors to retain a degree of flexibility regarding the extent of the combination, the ratio of the combination is in the range from 1 for 10 to 1 for 20, with the exact ratio to be established within this range by the Board in its sole discretion, at the time it elects to effect the combination. If the stockholders approve the combination proposal and the Board decides to implement the combination, the Company will file articles of amendment  with the Secretary of State of the State of Utah which will effect a combination of the shares of the Company’s Common Stock then issued at the specific ratio determined by the Board. The combination, if implemented, would not change the number of authorized shares or the par value of the Company’s Common Stock. Each stockholder will hold the same percentage of Common Stock outstanding immediately after the combination as such stockholder did immediately prior to the combination.

Reasons for this Proposal.

The primary reason we proposed the combination is to create authorized but unissued shares of Common Stock available to the Company for raising the additional capital needed to fund the Company’s operations. At present, virtually all of our authorized shares have already been issued or are targeted for capital raising transactions. If the shareholders do not create additional authorized shares for issuance, we will be unable to raise the capital required to fund our ongoing operations. Both prior to and after the combination, we have authorized 1,500,000,000 shares of Common Stock. If the proposed combination is implemented, however, the reduction in the number of outstanding shares will increase our authorized but unissued Common Stock to between approximately 1,385,265,545 and approximately 1,442,632,772, depending on the ratio of the combination.

On September 28, 2004 we entered into a financing agreement with Dutchess Private Equities Fund, II L.P. (“Dutchess”). Pursuant to this agreement, Dutchess has committed to purchase our common stock up to an aggregate purchase price of $35,000,000 over a two year period.

Under the agreement, we are permitted from time to time to deliver a notice to Dutchess stating the dollar amount of common stock that we desire Dutchess to purchase. The maximum amount we can request in a single notice is $600,000, and we can give approximately three such notices per month. Upon receipt of the notice, Dutchess is obligated to purchase the common stock at a discounted purchase price.

Dutchess’ obligation to purchase our common stock is contingent upon our successful registration for resale of the shares Dutchess is obliged to purchase. Perhaps more importantly, however, we are not permitted to provide a notice, and Dutchess is not obligated to purchase our common stock, if we do not have sufficient authorized shares available for purchase.

Based on the recent trading price of our stock, we must have an increase in capitalization in order to take advantage of the Dutchess funding facility. As of May 2, 2005, we have 1,147,344,555 shares of common stock outstanding from an authorized total of 1,500,000,000 shares of common stock. This leaves only 352,655,445 shares of authorized but unissued common stock, and these shares are the subject of a registration statement filed in connection with the Dutchess agreement and the conversion of our preferred stock. If the proposed combination is approved, however, the number of authorized but unissued shares of common stock would increase from 352,655,445 to between approximately 1,385,265,545 and 1,442,632,772 depending on the ratio of the combination, an increase of more than 1,000,000,000 shares.

The increase in the authorized but unissued shares of the Company’s stock and the subsequent filing of a registration statement with the SEC covering additional shares to be sold to Dutchess would enable the Company to utilize more of the Dutchess funding facility. At the current trading price of our stock (about $0.013 per share), Dutchess would purchase our stock at approximately $0.0125 per share. At that price, an additional 1,000,000,000 shares of authorized stock could be used to raise approximately $12.5 million. If the prevailing market price of our common stock increases, we would be able to use those shares to raise more than that amount; if the prevailing market price of our common stock falls, we would be able to raise less than that amount with those shares. Should we issue all of the additional shares of stock in this manner, and should our operations not then be generating sufficient cash to support us, we would once again need to authorize additional shares for issuance in capital raising transactions, resulting in additional dilution to the existing shareholders.

The Company plans to use the proceeds of the Dutchess funding facility to fund its ongoing operations and if management locates suitable candidates, to fund one or more acquisitions.

If the proposed combination is not approved, and the price of our stock remains at or around its current level, the Company would not have the necessary shares to utilize the Dutchess funding facility and may be unable to raise the required funds because of a current working capital deficit. If no additional financing was obtained, the Company might be forced to cut back its current level of operations or cease conducting business.

The following table summarizes all of our existing agreements or other arrangements requiring or permitting the issuance of our common stock. Many of the securities described in the table are convertible or exercisable for different amounts of our common stock depending on the market price per share of our stock during various pricing periods around the time of the conversion or exercise. The table presents the number of shares of our common stock issuable assuming that the market price of our common stock is constant through the relevant pricing period of the respective securities at three different hypothetical values.

Shares of Common Stock	Hypothetical Market Price Per Share

	0.005	0.01	0.03

Common Stock

Common Stock Outstanding	1,147,344,555	1,147,344,555	1,147,344,555
Convertible Preferred Stock	100,000,000	50,000,000	16,666,667
Warrants	11,463,945	11,463,945	11,463,945
Employee Options	28,700,000	28,700,000	28,700,000
Convertible Debenture and Warrants -- La Jolla Cove (1)	0	0	76,666,667
Total	1,287,508,500	1,237,508,500	1,280,841,834

Shares of Common Stock We Are Obliged To Issue

Warrants (2)	0	0	3,066,667
Additional Financing at La Jolla Cove’s Option (3)	0	0	166,666,667

Shares of Common Stock We May Issue at Our Option

Unissued Options under Option Plan	17,612,500	17,612,500	17,612,500
Puts to Dutchess (4)	2,083,333,333	1,041,666,667	347,222,222

(1) We are not obliged to issue any of our stock to La Jolla Cove if the market price of our common stock is below $0.025 per share

(2) Issuable to our investment bankers based on conversions of the Convertible Debenture by La Jolla Cove

(3) When we pay down our existing Convertible Debenture with La Jolla Cove, La Jolla Cove has the option to provide us an additional $4,000,000 in financing on the same terms as the existing Convertible Debenture. If La Jolla Cove elects to provide that financing, we would be obliged to issue shares of common stock as described on this line.

(4) Assumes we elect to use the Dutchess facility to raise $10 million. Additional use of the Dutchess facility would require proportionately larger numbers of shares.

Other than as disclosed in the table above, we have no obligation to issue shares of common stock under any agreement, benefit plan, financing plan, or other arrangement.

A combination should result in a higher per share trading price for the common stock. Because the combination combines the outstanding shares of common stock into fewer shares, a share of stock outstanding after the combination is likely to trade at a higher price per share than a share of common stock outstanding before the combination.

We also believe the current per share price level of the common stock has reduced the effective marketability of the common stock because of the reluctance of many brokerage firms to maintain active analyst coverage of low price stocks, to recommend low price stocks to those clients or even to deal in low price stocks. Additionally, since brokerage commissions on low price stock may represent a higher percentage of the stock price than commissions on higher price stock, the current share price of the common stock can result in individual shareholders paying transaction costs (commission, markups or markdowns) representing a higher percentage of their total share value than would be the case if the share price were higher. Finally, some investors may view low price stock as speculative and unattractive, although other investors may be attracted to low price stock because of the greater trading volatility sometimes associated with such securities. Such a limited shareholder base may have the undesirable effect of artificially limiting demand for the common stock, thus depressing the stock price.

Material Effects of Proposed Combination

The effect of the combination upon the market price for a common stock cannot be predicted with certainty, and the history of similar combinations for companies in like circumstances is varied. We cannot assure that the market price per share of our common stock after the combination will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the combination. We cannot assure that the market price per share of our common stock will either exceed or remain in excess of a particular price. The market price of our common stock may also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.

The principal effect of the combination will be that (i) the number of shares of common stock issued and outstanding would be reduced from 1,147,344,555 shares to between approximately 114,734,456 and 57,367,228 shares depending on the combination ratio, (ii) all outstanding preferred stock and options entitling the holders thereof to convert to or purchase shares of common stock will enable such holders to convert to or purchase, upon conversion or exercise, between 1/10th and 1/20th of the number of shares of common stock that such holders would have been able to convert to or purchase upon conversion or exercise immediately preceding the combination at a conversion or exercise price equal to between 10 and 20 times the conversion or exercise price specified before the combination, and (iii) the number of shares reserved for issuance in our stock option plan will be reduced to between 1/10th and 1/20th of the number of shares currently included in such plan.

The combination will not affect the par value of our common stock. As a result, on the effective date of the combination, the stated capital on our balance sheet attributable to the common stock will be reduced to between 1/10th and 1/20th of its present amount, and the additional paid in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

The combination will not change the proportionate equity interests of our shareholders, nor will the respective voting rights or any other rights of shareholders be altered. The combination will affect all of the Company’s shareholders uniformly. The common stock issued pursuant to the combination will remain fully paid and nonassessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

The combination will have no effect on the total number of our authorized shares of common stock. Upon effectiveness of the combination, however, the number of authorized but unissued shares of common stock would increase from approximately 352,655,445 to between approximately 1,385,265,545 and 1,442,632,772, depending on the size of the combination. We may issue authorized but unissued shares of our common stock in our discretion. Although this increase could, under certain circumstances, have an anti-takeover affect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the combination proposal is not being proposed in response to any effort to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. Other than the combination proposal, the Board does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change control of the company, nor is the combination being recommended by the Board as part of an anti-takeover strategy.

Shareholders should recognize that if the combination is effectuated, they will own fewer shares than they presently own and may own fractional shares. While we expect that the combination will result in an increase in the market price of our common stock, we cannot assure that the combination will increase the market price of our common stock by a multiple equal to the exchange number or result in a permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the combination. In addition, the combination will increase the number of shareholders of the company who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, we cannot assure that the combination will achieve the desired results that have been outlined above.

Procedure for Effecting Combination

If the combination is approved by our shareholders, we will promptly file an amendment to our Articles of Incorporation with the Secretary of State of the State of Utah. Before we file this amendment, the Board of Directors must provide its final approval with respect to the combination ratio then deemed to be in the best interests of the shareholders. Our Board of Directors reserves the right, notwithstanding shareholder approval and without further action by shareholders, to decide not to proceed with the combination if, at any time before its effectiveness the Board determines in its sole discretion that it is no longer in the best interests of the Company and its shareholders. The combination will become effective, if at all, on the date of such filing, which we will refer to as the “effective date.” On the effective date, each certificate representing shares of our common stock held by our shareholders of record will be converted into that number of shares of common stock equal to the number of shares owned immediately before the effectiveness of the combination divided by a number between 10 and 20 (as determined by the Board).

As soon as practicable after the effective date, shareholders will be notified that the combination has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” We will ask our shareholders to surrender to the exchange agent certificates representing their shares of common stock in exchange for new certificates representing shares of our common stock according to the procedures set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. You should not destroy any of your stock certificates representing our common stock. Nor should you submit any certificates to the exchange agent until requested to do so.

If your certificate representing shares of our common stock is lost, destroyed or stolen, you will be entitled to issuance of a new stock certificate representing post-combination shares upon compliance with such requirements as we and our exchange agent customarily apply in connection with lost, destroyed or stolen certificates. Shareholders have no right under Utah law or under the Company’s Articles of Incorporation or Bylaws to dissent from the combination.

Federal Income Tax Consequences of the Combination.

The following is a summary of certain material federal income tax consequences of the combination. This summary is not a complete discussion of all of the possible federal income tax consequences of the combination for each shareholder and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that any shares held by a shareholder resulting from the combination will be held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with a tax advisor with respect to the tax consequences of the combination.

No gain or loss should be recognized by a shareholder as a result of the combination. The aggregate tax basis for shares received in the combination will be the same as the shareholder's aggregate tax basis in the Company’s stock before the combination. The shareholder's holding period for the newly issued stock will include the period during which the shareholder held the shares prior to the combination.

Our view regarding the tax consequences of the combination is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE COMBINATION.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A COMBINATION OF THE COMPANY’S COMMON STOCK.

ANNUAL REPORT

The Company's 2004 Annual Report on Form 10-KSB, which the Company has filed with the Securities and Exchange Commission, containing audited financial statements for the fiscal years ended December 31, 2004 accompanies this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

On May 2, 2005, the record date with respect to this solicitation for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, 1,147,344,555 shares of the Company's Common Stock were outstanding, and 40,000 shares of the Company’s Series A Preferred Stock. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Annual Meeting and at any adjournment thereof. A holder of one share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such share can be converted.

The following table sets forth, as of May 2, 2005 certain information concerning beneficial ownership of shares of our stock and the approximate percentage of shares of our stock owned by (i) each person known to us to own 5% or more of the outstanding shares of stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. There are no arrangements in effect that would result in a change of control of the Company.

Title Of Class	Name And Address Of Beneficial Owner*	Amount Of Beneficial Ownership	Percentage Of Class+

Common	Tony Frudakis	61,256,579	5.34%
Common	Richard Gabriel	30,000,000	2.61%
Common	Hector Gomez	27,178,333#	2.37%
Common	Monica Tamborini	20,000,000	1.74%
Common	Directors and Officers as a Group (4 persons)	138,434,912	12.07%

* Unless otherwise noted, c/o DNAPrint genomics, Inc., 900 Cocoanut Avenue, Sarasota, FL 34236.

+ Percentage of ownership is based on 1,147,344,555 shares of Common Stock outstanding at May 2, 2005.

# Represents 25,120,000 shares directly owned by Dr. Gomez and 2,058,333 shares which may currently be acquired by exercise of options.

STOCKHOLDER PROPOSALS

For stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2006 Annual Meeting of Stockholders, they must be received by the Company’s Secretary no later than January 7, 2006.

OTHER MATTERS

At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors
TONY FRUDAKIS
Chief Scientific Officer and Secretary

Sarasota, Florida
May 9, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

DNAPRINT GENOMICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Tony Frudakis and Richard Gabriel and either of them, as proxies, to vote all shares of Common Stock of DNAPrint Genomics, Inc. (the "Company") held of record by the undersigned as of May 2, 2005, the record date with respect to this solicitation, at the Company’s 2005 Annual Meeting of Stockholders to be held at 900 Cocoanut Avenue, Sarasota, Florida 34236 on June 23, 2005 at 10:00 AM Eastern Daylight Time and all adjournments thereof, upon the following matters:

DNAPRINT GENOMICS, INC.
PLEASE MARK VOTE ON THE SPACE PROVIDED; USING DARK INK ONLY.

Proposal #1: The election of Richard Gabriel, Tony Frudakis and Hector Gomez as directors of the Company (check one of the following blanks):

_____ FOR all of the above nominees (except do not vote for the nominee(s) whose name(s) appear(s) below):

_______________________________________________________________

_____ WITHHOLD AUTHORITY To vote for the above nominee(s)

Proposal #2: Ratify the appointment of Pender, Newkirk and Company as the Company’s independent auditors for the fiscal year ending December 31, 2005 (check one of the following blanks):

_____ FOR the proposal to ratify the appointment of Pender, Newkirk and Company as the Company’s independent auditors for the fiscal year ending December 31, 2005

_____ AGAINST the proposal to ratify the appointment of Pender, Newkirk and Company as the Company’s independent auditors for the fiscal year ending December 31, 2005

Proposal #3: Amend the Company’s Articles of Incorporation to effect a combination of the outstanding shares of common stock:

_____  FOR the proposal to amend the Company’s Articles of Incorporation to effect a combination of the outstanding shares of common stock

_____ AGAINST the proposal to amend the Company’s Articles of Incorporation to effect a combination of the outstanding shares of common stock

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL #1 AND “FOR” THE RATIFICATION OF PENDER, NEWKIRK AND COMPANY AS THE COMPANY’S INDEPENDENT AUDITOR FOR FY 2005 IN PROPOSAL #2, AND FOR AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION EFFECTING A COMBINATION OF THE OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK IN PROPOSAL #3.

Please sign below, date, and return promptly:

Dated: _____________, _____, 2005
________________________________
Signature
________________________________
Additional Signatures if Jointly Held (if applicable). In signing as Attorney, Administrator, Executor, Guardian, or Trustee, please add your title as such.